Exhibit 4.21

Supplemental Indenture No. 4
SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture”), dated as of November 11, 2015, by and among Kraft Heinz Foods Company (formerly known as “Kraft Foods Group, Inc.”) (the “Company”), a Pennsylvania corporation and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 4, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for, among other things, the issuance of 2.250% Notes due 2017, 6.125% Notes due 2018, 5.375% Notes due 2020, 3.500% Notes due 2022, 6.875% Notes due 2039, 6.500% Notes due 2040 and 5.000% Notes due 2042 (the “Securities”);

WHEREAS, pursuant to Section 901 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder;
WHEREAS, the Company has been duly authorized to enter into this Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid and binding agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Securities as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE
SECTION 3.1.    Release of Guarantee. With respect to clause (a)(1) to Section 1406 of the Indenture is hereby deleted in its entirety and replaced with the following:
“(1)    (A) the Company’s exercise of its Legal Defeasance option or, except in the case of a Guarantee of         any direct or indirect parent of the Company, Covenant Defeasance option in accordance with Article 4 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(B) as specified in a supplemental indenture to this Indenture; and”.

ARTICLE IV
MISCELLANEOUS
SECTION 4.1.    Notices. All notices and other communications to the Company shall be given as provided in the Indenture to:
Kraft Heinz Foods Company
1 PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222
Fax: (212) 893-6728
Attention: Treasury Department
with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua N. Korff
Michael Kim
Facsimile: (212) 446-4900
SECTION 4.2.    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 4.3.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 4.4.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 4.5.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 4.6.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
SECTION 4.7.    Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 4.8.    Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
KRAFT HEINZ FOODS COMPANY,
as the Company

By:	/s/ James Liu
Name:	James Liu
Title:	Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Anthony D' Amato
Name:	Anthony D' Amato
Title:	Associate

By:	/s/ Erika Wershoven
Name:	Erika Wershoven
Title:	Vice President